Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations based upon the combined historical financial statements of First Harvest Corp., formerly known as American Riding Tours, Inc. (“First Harvest”) and Cannavoices, Inc. (“Cannavoices”) after giving effect to the reverse recapitalization transaction between First Harvest and Cannavoices and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 reflects the transaction as if it had occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2016 and the six months ended September 30, 2016 reflect the transaction as if it had occurred at the beginning of the respective periods.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited and unaudited historical financial statements of each of First Harvest and Cannavoices and the notes thereto.

For accounting purposes the acquisition of Cannavoices by First Harvest was considered a reverse recapitalization, a transaction where the acquired company, Cannavoices, is considered the acquirer for accounting purposes, notwithstanding the form of the transaction. The primary reason the transaction was treated as an acquisition by Cannavoices rather than an acquisition of Cannavoices, by First Harvest, the legal acquirer, was because First Harvest was a shell company. Consequently, reverse recapitalization accounting was applied to the transaction. No goodwill or intangible assets were recognized on completion of the transaction.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the transaction, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent the financial condition or results of operations had the acquisition been completed as of the dates indicated, nor are they necessarily indicative of future consolidated results of operations or financial position.

First Harvest Corp.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2016

	Historical
	First Harvest Corp.	Cannavoices, Inc.	Proforma Adjustments		Combined Pro Forma

ASSETS
Current Assets:
Cash and cash equivalents	$-	$76,625	$-		$76,625
Prepaid expenses	-	18,750	-		18,750
Total current assets	-	95,375	-		95,375

Other Assets:
Convertible notes receivable	-	100,000	-		100,000
Interest receivable	-	3,000	-		3,000
Total other assets	-	103,00	-		103,000

Total Assets	$-	$198,375	$-		$198,375
					-
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accrued expenses	$-	$15,000	$-		$15,000
Due to related party	20,725	-	-		20,725
Convertible note payable	-	200,000	-		200,000
Notes payable, net of debt discount of $11,667	-	588,333	-		588,333
Total current liabilities	20,725	803,333	-		824,058
Total liabilities	20,725	803,333	-		824,058

Stockholders’ Equity	-	-	-		-
Common stock	534	23,126	141	(a)	23,801
Additional paid-in capital	60,384	4,800,041	(81,784	)(a)	4,778,641
Accumulated deficit	(81,643)	(5,428,125)	81,643	(a)	(5,428,125)
Total stockholders' deficit	(20,725)	(604,958)	-		(625,683)
Total liabilities and stockholders’ equity	$-	$198,375	$-		$198,375

See accompanying notes to the unaudited pro forma condensed combined financial statements.

First Harvest Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended September 30, 2016

	Historical
	First Harvest Corp.	Cannavoices, Inc.	Proforma Adjustments	Combined Pro Forma

Revenue	$-	$-	$-	$-
Cost of revenue	-	-	-	-
Gross profit	-	-	-	-
				-
Operating expenses				-
General and administrative	33,425	2,092,005	-	2,125,430
General and administrative – Related Party	-	310,795	-	310,795
Research and development – Related Party	-	501,000	-	501,000
Total operating expenses	33,425	2,903,800	-	2,937,225

Loss from operations	(33,425)	(2,903,800)	-	(2,937,225)

Other income/(expense)
Interest income, related party	-	3,000	-	3,000
Total other income/(expense)	-	3,000	-	3,000

Net loss	$(33,425)	$(2,900,800)	$-	$(2,934,225)

Share Data:
Loss per common share – Basic and diluted	$(0.07)	$(0.14)		$(0.13)

Weighted average common shares– basic and diluted	480,660	21,437,374		21,918,034

See accompanying notes to the unaudited pro forma condensed combined financial statements.

First Harvest Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended March 31, 2016

	Historical
	First Harvest Corp.	June 5, 2015 (Inception) through March 31, 2016 Cannavoices, Inc.	Proforma Adjustments	Combined Pro Forma

Revenue	$-	$-	$-	$-
Cost of revenue	-	-	-	-
Gross profit	-	-	-	-
				-
Operating expenses				-
General and administrative	11,975	750,442	-	762,417
General and administrative – Related Party	-	1,156,883	-	1,156,883
Research and development – Related Party	-	620,000	-	620,000
Total operating expenses	11,975	2,527,325	-	2,539,300

Loss from operations	(11,975)	(2,903,800)	-	(2,539,300)

Net loss	$(11,975)	$(2,900,800)	$-	$(2,539,300)

Share Data:
Loss per common share – Basic and diluted	$(0.04)	$(0.13)		$(0.13)

Weighted average common shares– basic and diluted	337,787	18,751,669		19,089,456

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On February 10, 2017 (the “Closing Date”), First Harvest Corp. (the “Company”) entered into and closed an agreement and plan of merger and reorganization (the “Merger Agreement”), with CV Acquisition Corp., a wholly-owned subsidiary of the Company (“Acquisition Corp.”), and Cannavoices, Inc. (“Cannavoices”). Pursuant to the Merger Agreement, effective on the Closing Date (i) Acquisition Corp. merged with and into Cannavoices, such that Cannavoices, the surviving corporation, became a wholly owned subsidiary of the Company, and (ii) the Company issued 23,267,231 shares of common stock to the shareholders of Cannavoices, representing approximately 97.7% of the Company’s outstanding shares of common stock, following the closing of the Merger Agreement, in exchange for the cancellation of all of the issued and outstanding shares of common stock of Cannavoices.

The sole officer, one of the directors and (prior to closing of the Merger Agreement) largest stockholder of Cannavoices is Kevin Gillespie, who is also the sole officer, director and largest stockholder of the Company.

Effective on the Closing Date, pursuant to the Merger Agreement, Cannavoices became a wholly-owned subsidiary of the Company. The acquisition of Cannavoices is treated as a reverse acquisition, and the business of Cannavoices became the business of the Company. At the time of the reverse recapitalization, First Harvest was not engaged in any active business

2. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Operations

(a)	Adjustment in additional paid-in capital is due to: (i) write off of the accumulated deficit of First Harvest, Corp., (ii) adjustment to reflect the net effect of the issuance of shares of common stock following the closing of the transaction as well as the cancellation of the issued and outstanding shares of common stock of Cannavoices.